Exhibit 99.3

(Consolidated) Pacific Oil Company

Unaudited Combined Pro Forma Balance Sheet

	Financial Gravity Holdings, Inc. and Subsidiaries	Pacific Oil Company	Pro Forma	(Consolidated) Pacific Oil Company
	6/30/2016	6/30/2016	Adjustments	6/30/2016
ASSETS

Cash and cash equivalents	$297,881	$2,022		$299,903
Trade accounts receivable	72,810	–		72,810
Accounts receivable - other	15,930	–		15,930
Accounts receivable - related party	4,742	–		4,742
Prepaid expenses and other assets	56,700	–		56,700
Total current assets	448,063	2,022		450,085

OTHER ASSETS
Property and equipment, net	145,160	–		145,160
Investment	10,000	–		10,000
Customer relationships, net	36,481	–		36,481
Proprietary content, net	475,872	–		475,872
Trade name	69,300	–		69,300
Prospect list, net	13,450	–		13,450
Non-compete agreement, net	22,355	–		22,355
Trademarks	21,865	–		21,865
Goodwill	1,319,515	–		1,319,515

TOTAL ASSETS	2,562,061	2,022	–	2,564,083

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Lines of credit	$19,994	$–		$19,994
Current portion of notes payable	93,797	1,175		94,972
Accounts payable - trade	51,585	25,000		76,585
Advances payable	–	75,382		75,382
Advances payable - related party	–	24,867		24,867
Accrued expenses	151,620	–		151,620
Deferred revenue	45,967	–		45,967
Total current liabilities	362,963	126,424		489,387

SHAREHOLDERS’ EQUITY
Preferred stock	–	–	–	–
Common stock	320	441	(441)	320
Additional paid-in capital	4,137,539	702,227	(826,629)	4,013,137
Accumulated deficit	(1,938,761)	(827,070)	827,070	(1,938,761)
Total shareholders’ equity (deficit)	2,199,098	(124,402)	–	2,074,696
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)	2,562,061	2,022	–	2,564,083